 Exhibit 99.1

Enumeral and Merck Form Collaboration for
Predicting Clinical Drug Response with Human-driven Immune Profiling Platform

CAMBRIDGE, Mass.—December 18, 2014-- Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM), today announced that it has signed an oncology-focused collaborative study agreement with Merck, known as MSD outside the United States and Canada, through a subsidiary. The collaborators will use Enumeral's human approach to interrogating the tumor microenvironment in colorectal cancer tissues obtained directly from patients in order to identify functional cellular responses to immuno-oncology therapies being developed by Merck.

Enumeral’s human-driven immune profiling platform may increase the probability of finding rare immune cells associated with disease or drug response through improved efficiency and sensitivity. Studying rare cells obtained directly from human patients for their functional responses can potentially lead to identification of those patients responsive to a therapy, while elucidating the underlying cellular basis for such a response.

“Our platform provides the opportunity to understand broadly how immunotherapy works in humans, based on its ability to evaluate the function of critical rare immune cells in human clinical samples,” said Arthur H. Tinkelenberg, Ph.D., President and CEO of Enumeral. “The ability to determine cellular functions within these samples, we believe, has the potential to accelerate discovery and development of immunotherapies in oncology. We are very pleased to be working with Merck, one of the leaders in the field of antibody immunotherapy, to tackle these important clinical problems.”

Under the terms of the agreement, Enumeral will receive R&D funding and is eligible to receive undisclosed future milestone payments if certain goals are achieved. Merck has exclusive rights to data related to its proprietary compounds that are generated from the studies.

About Enumeral’s Human-driven Immune Profiling Platform

Enumeral’s human-driven immune profiling platform is enabling and accelerating the discovery and development of novel antibody immunotherapies, or immunomodulators. The core technology behind Enumeral’s platform was developed at and licensed from the Massachusetts Institute of Technology, Harvard University, Whitehead Institute for Biomedical Research and Massachusetts General Hospital.

Enumeral performs measurements on single immune cells in order to mine the immune system’s rich collection of cells for information that is difficult to obtain using other methods and that may guide the development of effective therapeutics and diagnostics. The efficiency and sensitivity provided through our platform increases the probability of finding rare immune cells associated with disease or drug response. Studying rare immune cells obtained directly from human patients for their functional responses can potentially lead to selection of best-in-class antibody drug candidates that may have a higher likelihood of successful development. Such knowledge generated from our platform is being applied to better understand which drug candidates might work in which patients, and, at what stage of disease.

About Enumeral

Enumeral is discovering and developing novel antibody immunotherapies that help the immune system attack diseased cells. We believe we have a unique ability to extensively interrogate the human immune microenvironment for candidate selection and validation. We believe our unique capabilities enable us to measure drug effects in a patient-specific manner, providing the basis for developing best-in-class product candidates, based on a fundamental understanding of how immunotherapies work in each patient. We are building a pipeline of immunomodulators for the treatment of cancer and inflammatory diseases and leveraging the breadth of our technology through strategic collaborations. www.enumeral.com

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contacts

Enumeral Biomedical Holdings, Inc.

Kevin Sarney, +1 617-945-9146
kevin@enumeral.com

or

MacDougall Biomedical Communications
Charles Liles or Heather Savelle, +1 781-235-3060
cliles@macbiocom.com or hsavelle@macbiocom.com